October 3, 2016

Shantanu Sarkar

Dear Shantanu,

On behalf of Plantronics, Inc., I am pleased to announce your promotion to the position of SVP, Product Development reporting to me, and your participation as a member of Senior Staff.  The effective date of this promotion is October 2, 2016.

Your new compensation package will include the following:

Annual Base Salary:  $325,000.00 per year, payable biweekly.

Executive Incentive Plan

•	50% of your Annual Base Salary or $162,500.00, at target performance.

•
The purpose of the Plantronics, Inc. Executive Incentive Plan (“EIP” or the “Plan”) is to focus participants on achieving annual Company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals by providing the opportunity to receive annual cash payments based on accomplishments during the year.

•	Please refer to the Executive Incentive Plan “Administrative Guidelines” for further details.

Restricted Stock Awards
5,000 shares of the Company’s common stock in the form of restricted stock (“restricted stock”). The price to you of the restricted stock will be $0.00. Moreover, the award will be granted on November 4, 2016 (“Award Date”). The restricted stock will vest and be released from escrow or settled in three equal annual installments with the installments vesting on the last calendar day of the month following each of the first, second and third anniversaries of the Award Date, respectively; provided, however, any shares that would otherwise vest and be released from escrow or settled on December 31st of any year shall instead vest on January 2nd of the succeeding year. All vesting is subject to your continued employment on each applicable vesting date.

Auto Allowance
You are eligible to receive an auto allowance of $8,280.00 per year. This amount will be paid prorata during each bi-weekly payroll. The gross amount will be listed as a separate income item and appropriate taxes withheld. You will not be reimbursed for business miles driven or car expenses.

Executive Physical Program
You will be automatically enrolled in our Executive Health Exam Program. You will be eligible to receive one exam and personalized health guidance from a board certified doctor, at the company’s expense. This screening will give you guidance and direction on further health items to follow up on. To qualify you must schedule the appointment through the pre-identified network of doctors.

Non-Qualified Deferred Compensation Plan
You may be eligible to participate in a non-qualified deferred compensation plan offered by Plantronics.  An eligible participant may elect to make Deferrals of Compensation by submitting a Compensation Deferral Agreement within 30 days of being notified of your eligibility and, thereafter, during the enrollment periods (all as defined in the Plan document).  Under the terms of the current plan, you generally may elect to defer a designated percentage of your base salary (subject to limitation in order to meet FICA withholding and Section 125 deduction requirements on all W-2 compensation) and/or your bonus earned during the coming year and paid the following year, and/or, your eligible commissions not yet earned.  For more information regarding the Plantronics, Inc. Deferred Compensation Plan, please see the attached Prospectus.

Shantanu, let me know if you have any questions about this promotion. We recognize that your excellent work has contributed to Plantronics' success!

Sincerely,
PLANTRONICS, INC.

/s/ Joe Burton
Joe Burton
President and Chief Executive Officer

This letter constitutes the entire agreement between Plantronics and Shantanu Sarkar with respect to the matters covered herein and supersedes any prior negotiations, understandings or agreements with respect to the matters contemplated hereby, specifically including all prior versions of this letter.

I understand that my employment can be terminated at any time, with or without cause, and with or without notice, at the option of either the company or me.  I further understand that the company has the right to change my compensation, duties, assignments, responsibilities, or geographical location of my job at any time, with or without cause.

I ACCEPT THIS PROMOTION

 ____/s/ Shantanu Sarkar___________________________________10/3/16_________________________________
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